Exhibit 10(b)

EXECUTION COPY

SEARS, ROEBUCK AND CO.
3333 Beverly Road
Hoffman Estates, Illinois

February 24, 2003

Sears Roebuck Acceptance Corp.
3711 Kennett Pike
Greenville, Delaware 19807

Ladies and Gentlemen:

It is presently proposed that Sears Roebuck Acceptance Corp. ("SRAC") enter into a 364-Day Credit Agreement dated the date hereof (the "Credit Agreement") with the Lenders (as defined in the Credit Agreement) and Citibank, N.A., as administrative agent. Subject to the provisions contained in the Credit Agreement, SRAC will be required, among other things, to maintain a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) for any fiscal quarter of not less than 1.15 and has, as a condition to the effectiveness of the Credit Agreement, agreed that Sears, Roebuck and Co. ("Sears") will continue to own and hold all legal title to and beneficial interest in all of the outstanding voting stock of SRAC, Sears will maintain a ratio of EBITDA (as defined below) to Interest (as defined below) of not less than 3.0 and Sears will not create or suffer to exist, Liens (as defined in the Credit Agreement) other than as set forth in this letter.

This is to confirm our agreement ("Credit Agreement Support Letter") that, so long as amounts owing by SRAC under the Credit Agreement have not been paid or any Lender shall have any commitment to lend under the Credit Agreement, Sears will:

(a) pay SRAC such amounts which, together with any other earnings available to SRAC therefor, are sufficient for SRAC to maintain a Fixed Charge Coverage Ratio for any fiscal quarter of not less than 1.15 to 1 as long as SRAC is required by the provisions of the Credit Agreement to maintain such Fixed Charge Coverage Ratio,

(b) continue to own and to hold all legal title to and beneficial interest in all of the outstanding voting stock of SRAC as long as the failure of Sears to own and hold such voting stock would constitute an event of default under the Credit Agreement,

(c) maintain, as of the end of each fiscal quarter, a ratio of consolidated EBITDA of Sears and its subsidiaries for the four fiscal quarters then ended to Interest of Sears and its subsidiaries during such period of not less than 3.0 to 1,

(d) not create or suffer to exist, or permit any of its wholly-owned subsidiaries (other than SRAC) to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens (as defined in the Credit Agreement),

(ii) additional purchase money Liens upon or in any real property or equipment acquired or held by Sears or any subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt (as defined in the Credit Agreement) incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the additional Liens referred to in this clause (ii) shall not exceed $50,000,000 at any time outstanding after the Effective Date (as defined in the Credit Agreement),

(iii) the Liens existing on January 31, 2003 and described on Schedule I hereto (which shall be delivered on or prior to April 1, 2003),

(iv) Liens on property of an entity existing at the time such entity is merged into or consolidated with Sears or any subsidiary of Sears or becomes a subsidiary of Sears; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the entity so merged into or consolidated with Sears or such subsidiary or acquired by Sears or such subsidiary,

(v) Liens on assets securing indebtedness and other obligations calculated as the higher of

(A) the book value of assets (other than accounts receivable) so encumbered as at December 28, 2002 (or if such asset was acquired after such date, the book value of such asset as of the date of the acquisition thereof) and, in the case of accounts receivable, to the face amount thereof, and

(B) the principal amount of the indebtedness secured thereby,

in the aggregate at any time of not more than $2,300,000,000 plus 85% of the face amount of accounts receivable in excess of $32,595,000,000 at any time outstanding in addition to the Liens permitted by clauses (i) through (iv) and (vi) of this subsection (d),

(vi) Liens on assets securing indebtedness and other obligations calculated as the higher of

(A) the book value of assets (other than accounts receivable) so encumbered as at December 28, 2002 (or if such asset was acquired after such date, the book value of such asset as of the date of the acquisition thereof) and, in the case of accounts receivable, to the face amount thereof, and

(B) the principal amount of the indebtedness secured thereby,

in the aggregate at any time of not more than the amount by which $3,500,000,000 exceeds the aggregate commitments of the Lenders under the Credit Agreement at such time in addition to the Liens permitted by clauses (i) through (v) of this subsection (d), and

(vii) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt (as defined in the Credit Agreement) secured thereby,

(e) deliver to SRAC (i) no later than 50 days after the end of each of the first three fiscal quarters of Sears' fiscal year, and no later than 95 days after the end of each of Sears' fiscal years (commencing with the fiscal year ending in 2003), a certificate of an Authorized Officer (as defined below) of Sears setting forth in reasonable detail the calculations required to establish whether Sears was in compliance with the requirements of clauses (c) and (d) on the last day of such fiscal quarter or fiscal year, as the case may be, and (ii) promptly and in any event within five days after any officer of Sears knows or should have had knowledge of the occurrence of each default under this agreement by Sears continuing on the date of such statement, a statement of an Authorized Officer of Sears setting forth details of such default and the action that Sears has taken and proposes to take with respect thereto, and

(f) not enter into or suffer to exist, or permit any of its wholly-owned subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Agent for the benefit of the Lenders or (ii) in connection with (A) purchase money debt permitted by clause (d)(ii) above solely to the extent that the agreement or instrument governing such debt prohibits a Lien on the property acquired with the proceeds of such debt, (B) transactions permitted by clause (d) above solely to the extent that the agreement or instrument governing such transaction prohibits a Lien on the assets that are the subject thereof, (C) any debt existing on the date hereof, (D) any capitalized lease solely to the extent that such capitalized lease prohibits a Lien on the property subject thereto or (E) any debt outstanding on the date any subsidiary of Sears becomes such a subsidiary (so long as such agreement was not entered into solely in contemplation of such subsidiary becoming a subsidiary of Sears).

As used in this agreement, "EBITDA" means, for any period for Sears and its Subsidiaries on a Consolidated basis, net income (or net loss) plus, to the extent excluded from the calculation of net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) extraordinary non-cash losses and any other non-cash charges (other than reserves in respect of credit card accounts receivable), (f) minority interest less, to the extent included in the calculation of net income (or net loss), the sum of (a) any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business) and (b) any other non-cash income, in each case determined in accordance with GAAP for such period; "Interest" means, for any period, interest payable on, and amortization of debt discount in respect of, all Debt during such period, as determined in accordance with GAAP; and "Authorized Officer" means the chief financial officer, the vice president and controller, the vice president and treasurer or any other person acceptable to the Required Lenders (as defined in the Credit Agreement).

This agreement is made for the benefit of the Lenders. SRAC will cause Sears to observe and perform in all material respects all covenants or agreements of Sears contained in this agreement. Sears agrees that any Lender may bring a direct and immediate action against Sears to enforce Sears' obligations hereunder and under the Demand Notes (as defined in the Credit Agreement). In furtherance of the foregoing, Sears agrees that any Lender may exercise the rights of SRAC under this agreement and under the Demand Notes, including the right to demand payment, upon (A) any failure by Sears to observe and perform the covenants or agreement of Sears contained in this agreement or (B) any failure by SRAC to repay amounts borrowed under the Credit Agreement at maturity or acceleration.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Delivery of an executed counterpart of this agreement by telecopier shall be effective as delivery of a manually executed counterpart of this agreement.

If the foregoing satisfactorily sets forth the terms and conditions of our agreement, please indicate your acceptance thereof by the signature of a duly authorized officer in the space provided below and on the duplicate original of this letter which is enclosed.

Very truly yours,

SEARS, ROEBUCK AND CO.

By /s/ Glenn R. Richter
Title: Senior Vice President and
          Chief Financial Officer

Accepted:

SEARS ROEBUCK ACCEPTANCE CORP.

By: /s/ Keith E. Trost
Title:  President